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                                                                    Exhibit 8.01

                     [Letterhead of Lowenstein Sandler PC]

March 15, 1999

PharMerica, Inc.
175 Kelsey Lane
Tampa, FL  33619

Ladies and Gentlemen:

You have requested our opinion with respect to certain federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code"), of the merger of Peacock Merger Corp., a Delaware corporation ("Merger Corp."), with and into PharMerica, Inc., a Delaware corporation ("PharMerica") (such merger hereinafter is referred to as the "Merger").

Our opinion is based upon (i) the consummation of the Merger as set forth in the Agreement and Plan of Merger made and entered into as of January 11, 1999, by and among Bergen Brunswig Corporation, a New Jersey corporation ("Bergen"), Merger Corp., and PharMerica, including but not limited to the appendices thereto (the "Merger Agreement")(1), (ii) the facts set forth in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission with respect to the Merger (the "Registration Statement"), (iii) the assumption that representations with respect to the Merger made by management of Bergen and PharMerica, respectively, in letters dated today addressed to this firm, are true and correct today and will be true and correct as of the Effective Time,(2) and (iv) current provisions of the Code, the regulations thereunder, administrative rulings of the Internal Revenue Service and court decisions. Based thereupon, and conditioned upon our understanding that the transactions contemplated by the Merger Agreement will be carried out strictly in accordance with the terms of the Merger Agreement, it is our opinion that:

        (i) the Merger will constitute a reorganization under section 368(a) of the Code; (ii) PharMerica, Bergen and Merger Corp. each will be a party to that reorganization within the meaning of section 368(b) of the Code; and (iii) no gain or loss will be recognized under the Code by the shareholders of PharMerica upon the receipt of Bergen Common Stock in exchange for shares of PharMerica Common Stock pursuant to the Merger except with respect to cash received in lieu of fractional share interests in Bergen Common Stock.

Please note that we express no opinion as to any tax consequences of the Merger other than those set forth above, including but not limited to any state, local or foreign tax consequences, and any estate or gift tax consequences.

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(1) Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

(2) We have not independently verified the factual matters set forth in the representations made by management of Bergen and PharMerica.
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We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name under the captions "Certain United States Federal Income Tax Consequences" and "Legal Matters" in the Joint Proxy Statement/Prospectus. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.

Very truly yours,


/s/ LOWENSTEIN SANDLER PC